     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2003

                                                 COMMISSION FILE NO.:  333-83620
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         MFA MORTGAGE INVESTMENTS, INC.
             (Exact name of registrant as specified in its charter)

                                                350 PARK AVENUE
                                                   21ST FLOOR
                                            NEW YORK, NEW YORK 10022
        MARYLAND                                (212) 207-9400                                13-3974868
                              (Address, including zip code, and telephone number,
                            including area code, of registrant's principal executive         (IRS Employer
(State of incorporation)                            offices)                                 I.D. Number)

                                               STEWART ZIMMERMAN
                               CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND
                                                   PRESIDENT
                                        MFA MORTGAGE INVESTMENTS, INC.
                                                350 PARK AVENUE
                                                   21ST FLOOR
                                            NEW YORK, NEW YORK 10022
                                                (212) 207-6400
                           (Name, address and telephone number of agent for service)

                                                   Copies to:

                                             TIMOTHY W. KORTH, ESQ.
                                             CLIFFORD CHANCE US LLP
                                                200 PARK AVENUE
                                            NEW YORK, NEW YORK 10166
                                              TEL: (212) 878-8000
                                              FAX: (212) 878-8375

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING ACCORDING TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 15, 2003
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT RELATING TO THE SECURITIES DESCRIBED IN THIS PROSPECTUS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES, OR ACCEPT OFFERS TO BUY THEM, UNTIL THE POST-EFFECTIVE AMENDMENT IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                         MFA MORTGAGE INVESTMENTS, INC.

     DISCOUNT WAIVER, DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

    Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan") provides prospective investors and existing holders of our common stock with a convenient and economical method to purchase shares of our common stock. By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $50 and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan may be acquired at discounts of up to 5% from the prevailing market price as determined by us from time to time.

Plan highlights include:

    - Any registered holder of our common stock may elect to participate in the Plan.

    - Interested prospective investors who are not currently holders of our common stock may make their initial purchase through the Plan.

    - Up to a 5% discount on shares of our common stock purchased under the Plan.

    - Full or partial dividend reinvestment options.

    - Optional cash purchases of between $50 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

    - Available certificate safekeeping in book-entry form at no charge to you.

    - Detailed recordkeeping and reporting will be provided at no charge to you.

    - Optional automatic investment withdrawals from your bank account.

    This prospectus relates to the offer and sale of up to 3,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

    Our common stock is listed on the New York Stock Exchange under the symbol "MFA."

    INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2003

    You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
MFA Mortgage Investments, Inc...............................    1
Use of Proceeds.............................................    3
Description of the Plan.....................................    4
Risk Factors................................................   16
Federal Income Tax Considerations...........................   22
Plan of Distribution........................................   35
Experts.....................................................   36
Legal Matters...............................................   36
Where You Can Find More Information.........................   36
Incorporation of Certain Documents by Reference.............   36
Appendix I -- Schedule of Large Cash Purchases..............  A-1

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). When used, statements which are not historical in nature, including those containing words such as "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, including those relating to:

    - changes in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

    - changes in short-term interest rates and the market value of our mortgage-backed securities;

    - our ability to use borrowings to finance our assets;

    - changes in government regulations affecting our business;

    - our ability to maintain our qualification as a real estate investment trust (or a REIT) for federal income tax purposes; and

    - risks associated with investing in real estate assets, including changes in business conditions and the general economy.

    Other risks, uncertainties and factors, including those discussed under "Risk Factors" in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission (or the SEC), including our annual report on Form 10-K and quarterly reports on Form 10-Q, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. WE ENCOURAGE YOU TO READ THIS PROSPECTUS, AS WELL AS THE INFORMATION WHICH IS INCORPORATED BY REFERENCE HEREIN, IN THEIR ENTIRETY. YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" IN THIS PROSPECTUS BEFORE MAKING A DECISION TO PARTICIPATE IN OUR DISCOUNT WAIVER, DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN (OR THE PLAN). ALL REFERENCES TO "WE," "US" OR "OUR COMPANY" IN THIS PROSPECTUS MEAN MFA MORTGAGE INVESTMENTS, INC.

                         MFA MORTGAGE INVESTMENTS, INC.

OUR BUSINESS

    We invest primarily in adjustable-rate mortgage-backed securities that we acquire in the secondary market. Our assets consist primarily of mortgage-backed securities issued or guaranteed as to principal or interest by an agency of the U.S. government or a federally chartered corporation, such as Fannie Mae, the Federal Home Loan Mortgage Corporation (or Freddie Mac) or the Government National Mortgage Association (or Ginnie Mae), high quality mortgage-backed securities rated "AAA" by at least one nationally recognized rating agency and cash. We also own indirect interests in multifamily apartment properties.

INVESTMENT STRATEGY

    The mortgage-backed securities we acquire are primarily secured by pools of adjustable-rate mortgage loans on single-family residences. Our investment policy requires that at least 50% of our assets consist of adjustable-rate mortgage-backed securities that are either issued or guaranteed as to principal or interest by an agency of the U.S. government or a federally chartered corporation, such as Fannie Mae, Freddie Mac or Ginnie Mae, or are rated in one of the two highest rating categories by at least one nationally recognized rating agency.

    Interest rates on the adjustable-rate mortgage loans securing our mortgage-backed securities are based on an index rate, such as the one-year constant maturity treasury rate, the London Interbank Offered Rate or the 11th District Cost of Funds Index, and are adjusted on a periodic basis (generally annually); however, some may be adjusted more frequently. A majority of the adjustable-rate mortgage loans securing our mortgage-backed securities are "hybrids," which have a fixed interest rate for an initial period of time (typically three to five years) and then convert to a one-year adjustable-rate for the remaining loan term. The maximum adjustment, in any year, of the adjustable-rate mortgage loans securing our mortgage-backed securities is usually limited to 1% to 2%. Generally, adjustable-rate mortgage loans have a lifetime limit on interest rate increases of 6% over the initial interest rate. We may also invest in mortgage loans and mortgage-backed securities that are not guaranteed by a federal agency and/or that have fixed interest rates.

FINANCING STRATEGY

    We finance the acquisition of our mortgage-backed securities at short-term borrowing rates through the use of repurchase agreements. Under these repurchase agreements, we sell securities to a lender and agree to repurchase those securities in the future for a price that is higher than the original sales price. The difference between the sales price we receive and the repurchase price we pay represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we effectively pledge our securities as collateral to secure a short-term loan which is equal in value to a specified percentage of the market value of the pledged collateral. We retain beneficial ownership of the pledged collateral, including the right to distributions. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral from the lender or, with the consent of the lender, we renew such agreement at the then prevailing financing rate. Our repurchase agreements may require us to pledge additional assets to the lender in the event the market value of the existing pledged collateral declines. To date, we have not had margin calls on our repurchase agreements that we were not able to satisfy with either cash or additional pledged collateral.

    Our repurchase agreements generally range from one month to 36 months in duration; however, we are not precluded from entering into repurchase agreements with longer durations. Should the providers of the repurchase agreements decide not to renew such agreements at maturity, we must either refinance these obligations or be in a position to retire the obligations. If, during the term of a repurchase agreement, a lender should file for bankruptcy, we might experience difficulty recovering our pledged assets and may have an unsecured claim against the lender's assets for the difference between the amount loaned to us and the fair value of the collateral pledged to such lender. To reduce our exposure, we enter into repurchase agreements only with financially sound institutions whose holding or parent company's long-term debt rating is "A" or better as determined by at least one nationally recognized rating agency, where applicable. If this minimum criterion is not met, we will not enter into repurchase agreements with that lender without the specific approval of our board of directors. In the event an existing lender is downgraded below "A," we will seek approval from our board of directors before entering into additional repurchase agreements with that lender. We generally seek to diversify our exposure by entering into repurchase agreements with at least four separate lenders with a maximum loan amount from any lender of no more than three times our stockholders' equity.

    We may use derivative transactions and other hedging strategies to help us mitigate our prepayment and interest rate risks if we determine that the cost of these transactions is justified by their potential benefit. To reduce our exposure, we enter into interest rate cap agreements only with financially sound institutions whose holding or parent company's long-term debt rating is "A" or better as determined by at least one nationally recognized rating agency, where applicable. See "Risk Factors--Our use of derivatives to mitigate our prepayment and interest rate risks may not be effective."

    Each of the multifamily apartment properties in which we hold interests is financed with a long-term fixed-rate mortgage loan. The borrowers on these mortgage loans are separate corporations, limited partnerships or limited liability companies. Each of these mortgage loans is made to the ownership entity on a nonrecourse basis (subject to customary nonrecourse exceptions), which means generally that the lender's final source of the repayment in the event of a default is the foreclosure of the property securing the mortgage loan.

    Our policy is to generally maintain an assets-to-equity ratio of less than 11 to 1.

COMPLIANCE WITH REIT REQUIREMENTS AND THE INVESTMENT COMPANY ACT OF 1940

    We have elected to be treated as a REIT for federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed under "Federal Income Tax Considerations" in this prospectus. In addition, we at all times intend to conduct our business so as to maintain our exempt status under, and not to become regulated as an investment company for purposes of, the Investment Company Act of 1940, as amended (or the Investment Company Act). If we fail to maintain our exempt status under the Investment Company Act, we would be unable to conduct our business as described in this prospectus. See "Risk Factors--Loss of Investment Company Act exemption would adversely affect us."

GENERAL INFORMATION

    We were incorporated on July 24, 1997 under Maryland law. Our principal executive offices are located at 350 Park Avenue, 21st Floor, New York, New York 10022. Our telephone number is (212) 207-6400. Our common stock is listed on the New York Stock Exchange (or the NYSE) under the symbol "MFA." Our internet address is WWW.MFA-REIT.COM. Information contained on our internet website is not, and should not be interpreted to be, a part of this prospectus.

                                USE OF PROCEEDS

    We will receive proceeds from the sale of shares of our common stock that the Plan Administrator (as defined herein) purchases directly from us on behalf of the Plan. We intend to use such proceeds for general corporate purposes, including the acquisition of additional mortgage-backed securities consistent with our investment policy. We have no basis for estimating either the number of shares of common stock that will be sold directly by us to the Plan or the prices at which such shares will be sold. We will not receive any proceeds from the sale of our common stock that the Plan Administrator purchases on behalf of the Plan in the open market or in privately negotiated transactions.

                            DESCRIPTION OF THE PLAN

    Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan is described in the following questions and answers:

1.  WHY IS THE PLAN BEING OFFERED?

    The purpose of the Plan is to provide a convenient and economical method for our current stockholders to automatically reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides our current stockholders and new investors with an economical way to acquire shares of our common stock by directly investing additional cash amounts. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock.

2.  HOW DOES THE PLAN WORK?

    The dividend reinvestment component of the Plan permits our stockholders to designate that all or a portion of their cash dividends on our common stock be invested in additional shares of our common stock. The optional cash purchase component of the Plan permits current stockholders and new investors to purchase shares of our common stock on a monthly basis in amounts, subject to certain exceptions (see Question 16), ranging from $50 to $10,000 or, with our prior approval, in excess of $10,000 (see Question 17). Funds invested pursuant to the Plan are fully invested through the purchase of both whole and fractional shares of our common stock and proportionate cash dividends on fractional shares of our common stock held in a participant's Plan Account (as defined herein) are used to purchase additional shares under the Plan.

3.  WHAT ARE THE ADVANTAGES OF PARTICIPATING IN THE PLAN?

    The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay, subject to certain exceptions, the trading fees or service charges associated with an independent purchase (see Question 27). If we issue new shares of our common stock to participants in the Plan, we may sell them at a discount of up to 5% from the current market price of our common stock. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares. For shares acquired in the open market, the purchase price includes all trading fees and service charges. You should note, however, that we are not required to offer shares at a discount or to pay discounts, fees and service charges. We may change the discount percentage offered at any time or discontinue to offer this feature of the Plan at any time (see Question 12).

    The Plan also offers a "share safekeeping" service that allows you to deposit your share certificates with the Plan Administrator and have your share ownership maintained on the Plan Administrator's records as part of your Plan Account. There is no charge for this service.

4.  WHAT ARE THE DISADVANTAGES OF PARTICIPATING IN THE PLAN?

    Investing in our common stock through the Plan is no different from, and is subject to, the same risks as investing in our common stock directly. This includes the risk that the market price for our common stock may decline. See "Risk Factors." NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF OUR COMMON STOCK PURCHASED UNDER THE PLAN WILL BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE AT ANY PARTICULAR TIME.

    Amounts contributed to the Plan will not necessarily be invested by the Plan Administrator immediately upon receipt. Likewise, there may be delays in the delivery of moneys to be returned to

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you under the Plan. The Plan will not pay interest to you on funds held pending investment or pending return to you.

    Purchases and sales of our common stock under the Plan will be effected by the Plan Administrator only as soon as practicable after it receives investment instructions. Therefore, if you participate in the Plan, you will not be able to control the specific timing of purchases and sales made for you under the Plan. The market price of our common stock may fluctuate between the time an investment instruction is received and the time shares are purchased or sold.

    You will not be able to pledge any shares of our common stock held in your Plan Account until a certificate for those shares is issued to you.

    If you reinvest your cash dividends, you will be treated as having received dividend income for federal income tax purposes, but will not receive a dividend check. There may be other tax-related disadvantages applicable to your participation in the Plan (see Question 33). See "Federal Income Tax Considerations."

    There are certain fees that will be charged to you by the Plan Administrator (see Question 27).

5.  WHO IS ELIGIBLE TO PARTICIPATE?

    Anyone is potentially eligible to participate in the Plan. You may participate in the Plan if: (i) you are a "registered holder" of our common stock; that is, your shares are registered in your name on our stock transfer books; (ii) you are a "beneficial owner" of our common stock; that is, your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee); or (iii) you are not presently a stockholder, but wish to acquire shares of our common stock. Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having your shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf (see Question 6).

    You will not be allowed to participate if you live in a jurisdiction that makes it unlawful for us to permit your participation in the Plan. Persons who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters. We reserve the right to terminate anyone's participation in the Plan if we deem it advisable under any applicable laws or regulations. We also reserve the right, in our sole discretion, to exclude anyone from the Plan who fails to comply with the requirements of the Plan, including, but not limited to, those seeking to use the Plan to engage in short-term trading activities that may cause aberrations in the trading volume of our common stock or who use multiple Plan Accounts to circumvent the Plan's standard $10,000 per month investment maximum.

6.  HOW DO I ENROLL IN THE PLAN?

    If you hold shares of our common stock in your own name or if you are a new investor, you may enroll in the Plan and/or make optional cash purchases by completing your plan enrollment online via Investor
ServiceDirect-Registered Trademark- at WWW.MELLONINVESTOR.COM. Alternatively, you may enroll in the Plan by obtaining a plan enrollment form by calling, toll free, 1-800-842-7629 and mailing your completed form to the Plan Administrator in care of Mellon Investor Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938. If your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee), then you must either
(i) have your shares re-registered in your own name and then complete your plan enrollment as discussed above or (ii) make arrangements with your nominee holder to participate on your behalf. You will need to confirm that your nominee holder is able to accommodate your participation in the Plan.

    An eligible person may elect to become a participant in the Plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the Plan. Your completed plan enrollment appoints the Plan Administrator as your agent for purposes of the Plan and permits it to reinvest dividends in the number of shares you designate and to make cash purchases on your behalf as you direct. You may also specify whether you wish to have your shares held by the Plan Administrator for safekeeping (see Question 21).

    If you are enrolling for dividend reinvestment, the Plan Administrator must receive your completed plan enrollment at least two business days prior to the record date established for a particular dividend in order for you to be eligible for reinvestment of that dividend payment under the Plan (see
Question 13). Otherwise, reinvestment of your dividends will begin with the next dividend payment.

    If you are enrolling in the Plan by making an optional cash purchase (see Question 9), the Plan Administrator must receive your completed plan enrollment and investment funds at least two business days before the date such funds are scheduled to be invested for a particular month (see Question 13). If your completed plan enrollment and investment funds are received after that date, your funds will be held in your Plan Account until the next Cash Purchase Investment Date (as defined herein); provided, however, that if your funds are not fully invested within 30 days of the next Cash Purchase Investment Date, the uninvested Funds will be returned to you without interest. If you are not a current stockholder, you must submit your initial investment with your completed plan enrollment.

7.  WHO IS THE PLAN ADMINISTRATOR?

    The Plan is being administered by Mellon Bank, N.A. Certain administrative support services to the Plan Administrator will be performed by Mellon Investor Services, a registered transfer agent, or FutureShare Financial LLC, an affiliate of Mellon Bank and a registered broker-dealer. Information on how to contact the Plan Administrator is described in Question 35. The Plan Administrator, along with its affiliates, keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator, along with its affiliates, also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.

8.  HOW WILL I KEEP TRACK OF MY INVESTMENTS?

    The Plan Administrator will send you a transaction notice confirming the details of each Plan transaction you make, including the number of shares purchased and the price paid. If you continue to participate in the Plan, but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan Account. You will also receive annual income tax information on Form 1099. These statements are your record of the cost of your purchases and should be retained for income tax and other purposes.

    All notices from the Plan Administrator to you will be mailed to your last address of record. However, if your shares are registered in a name other than your own name, communications regarding the Plan will be made through your nominee holder.

9.  WHAT INVESTMENT OPTIONS ARE AVAILABLE UNDER THE PLAN?

    You can purchase shares of our common stock under the Plan through the following investment options:

        DIVIDEND REINVESTMENT. You can instruct the Plan Administrator to apply the cash dividends paid on all or any portion of the shares of our common stock designated by you for reinvestment. In order to participate in the Plan, you do not have to submit the shares of our common stock currently held by you or on your behalf to your Plan Account in order to elect to reinvest the dividends on all or a portion of such shares, although share safekeeping is one of the benefits available under the Plan (see
    Question 21). Shares of our common stock purchased for your Plan Account will be automatically enrolled in the Plan in book-entry form, with the Plan Administrator listed as your nominee, and all dividends paid on these shares will also be reinvested, even if you withdraw the shares from your Plan Account, unless you instruct the Plan Administrator otherwise. Cash dividends paid on shares of our common stock owned by you that are not held in your Plan Account, and for which you do not elect to reinvest dividends, will continue to be paid directly to you.

        OPTIONAL CASH PURCHASES. You can make voluntary cash contributions to your Plan Account at any time, even if you are not currently reinvesting dividends paid to you on our common stock. Payment for these optional cash purchases can be made by check, money order or electronic funds transfer from a pre-designated bank account. The Plan Administrator will use these funds to purchase shares of our common stock on a monthly basis. If you are already a stockholder, the minimum cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. You may not make optional cash purchases of more than $10,000 per month without our prior written approval (see Question 17). Dividends paid on shares of our common stock that are purchased for your Plan Account with voluntary cash contributions will automatically be reinvested in our common stock, unless you instruct the Plan Administrator otherwise.

10. CAN I CHANGE MY INVESTMENT OPTIONS?

    Yes. You may change your investment options at any time by completing a new plan enrollment and submitting it to the Plan Administrator at least two business days prior to the record date for the next dividend payment.

11. WHAT IS THE SOURCE OF SHARES PURCHASED BY THE PLAN?

    We may either issue new shares of our common stock directly to the Plan or instruct the Plan Administrator to acquire currently outstanding shares in the open market. Open market purchases may be made, at the Plan Administrator's option, on the NYSE or any other securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions with third persons.

12. AT WHAT PRICE WILL SHARES BE ACQUIRED?

    SHARES ACQUIRED DIRECTLY FROM US. All shares of our common stock acquired directly from us pursuant to the Plan will be acquired at a discount rate ranging from 0% to 5% from the average of the daily high and low sales prices, computed up to four decimal places, if necessary, of our common stock as reported on the NYSE on the applicable Dividend Payment Date (as defined herein) or Cash Purchase Investment Date, as the case may be.

    SHARES ACQUIRED ON THE OPEN MARKET. All shares of our common stock purchased by the Plan Administrator in the open market will be acquired at a discount rate, which will be paid by us, ranging from 0% to 5% from the prevailing market price. The price deemed to be paid by any participant for shares acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, computed to four decimal places, if necessary, including all trading fees and service charges. Open market purchases may be made on such terms as to price, delivery and otherwise as the Plan Administrator determines.

    We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market, and the discount rate we offer is subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant.

    There are special rules for cash purchases of more than $10,000 per month (see Question 17).

13. WHEN ARE THE SHARES PURCHASED FOR THE PLAN?

    We typically pay dividends on a quarterly basis. If these dividends are used to acquire new shares directly from us, the Plan Administrator will reinvest dividends on the applicable date on which we pay dividends (or a Dividend Payment Date). If these dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date. If the dividends are not able to be fully invested within this 30-day period, the uninvested dividends will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan. Payment of dividends are always announced in advance. You may learn the date of any announced dividend payment by calling the Plan Administrator at (866) 249-2610.

    Funds for optional cash purchases may be deposited into your Plan Account at any time and will be used to acquire shares on the last business day of each month (or a Cash Purchase Investment Date). If these funds deposited during a particular calendar month are used to acquire new shares directly from us, they will be invested on the Cash Purchase Investment Date. If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the Cash Purchase Investment Date. If any funds deposited for optional cash purchases are not able to be fully invested within this 30-day period, the uninvested funds will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.

14. WILL I EARN INTEREST ON FUNDS IN MY PLAN ACCOUNT PRIOR TO INVESTMENT OR RETURN TO ME?

    No. Interest will not be paid on funds deposited by you in your Plan Account pending investment or return to you.

15. WHAT ARE THE PROCEDURES FOR CASH PURCHASES?

    If you are not already a stockholder, you are required under the Plan to make an initial investment of at least $1,000, but not more than $10,000, except in the case of Large Cash Purchases (as defined herein) (see Question 17). Your initial investment can be made through Investor
ServiceDirect-Registered Trademark- at WWW.MELLONINVESTOR.COM by authorizing either a one-time deduction or a monthly automatic deduction from your designated bank account. You may also make your initial investment by completing a plan enrollment form and submitting it with your check or money order made payable to Mellon Bank/MFA.

    If you are already a stockholder and have enrolled in the Plan and want to make optional cash purchases, you can authorize specific deductions from your designated bank account online through Investor
ServiceDirect-Registered Trademark- or send a check or money order to the Plan Administrator for each purchase. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it in the envelope provided. If you wish to make regular monthly optional cash purchases, you may authorize monthly automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you. Ongoing optional cash purchases are subject to a minimum investment of $50 per month and a maximum of $10,000 per month, except in the case of Large Cash Purchases.

    In order for your funds to be invested on a particular Cash Purchase Investment Date, they must be received by the Plan Administrator no later than two business days before the Cash Purchase Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment.

    You may cancel an optional cash purchase by advising the Plan Administrator at least two business days before the applicable Cash Purchase Investment Date. The Plan Administrator will return the funds from a cancelled purchase to you without interest as soon as practical. No refund of a check or money order will be made until the funds have been actually received by the Plan Administrator.

16. WHAT LIMITATIONS APPLY TO OPTIONAL CASH PURCHASES?

    MINIMUM INVESTMENTS. If you are already a stockholder, the minimum cash purchase is $50 for any given month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. Cash purchases for less than these minimums will be returned to you without interest, unless we choose to waive these minimum amounts.

    LARGE CASH PURCHASES. Cash purchases of more than $10,000 per month (or Large Cash Purchases) will not be allowed by the Plan Administrator without our prior written approval. Unless you have complied with the procedures described in Question 17, any amount you submit for investment over this limit will be returned to you without interest. For purposes of this limitation, we reserve the right to aggregate all cash purchases from any participant with more than one Plan Account using the same name, address or social security or taxpayer identification number. If you do not supply a social security or taxpayer identification number to the Plan Administrator, your participation may be limited to only one Plan Account. Also for the purpose of this limitation, all Plan Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. We may grant or withhold our permission to make Large Cash Purchases in our sole discretion. We may grant such request in whole or in part. We may also grant requests for some Large Cash Purchases and deny requests for others even though they are made in the same month.

17. WHAT ARE THE PROCEDURES FOR A LARGE CASH PURCHASE?

    Large Cash Purchases may be made by a participant in the Plan or a new investor only upon our written approval. You must obtain our approval of a request for waiver each calendar month before the beginning of the relevant Pricing Period (as defined herein). To obtain our approval, you must submit a request for waiver form. You may make a request for waiver by contacting the Plan Administrator at (917) 320-6300. Completed request for waiver forms should be submitted to the Plan Administrator via facsimile at (917) 320-6312 no later than two business days prior to the applicable Pricing Period Start Date. The Plan Administrator will notify you as to whether your request has been granted or denied, either in whole or in part, within one business day of the receipt of your request. If your request is granted in part, the Plan Administrator will advise you of the maximum amount that will be accepted from you as a Large Cash Purchase. If your request is approved, the Plan Administrator must receive the funds for your Large Cash Purchase prior to or on the applicable date specified in APPENDIX I to this prospectus for the relevant Pricing Period. If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request. If we approve your request to make a Large Cash Purchase, there will be a "Pricing Period," which will consist of ten separate investment dates, each of which will occur on a separate "trading day," which is any day on which trading of our common stock is reported on the NYSE during the applicable Pricing Period, with one-tenth of your Large Cash Purchase being invested on each trading day, subject to the qualifications listed below. The Plan Administrator will pay a price equal to 100% (subject to the application of the applicable discount as provided below) of the average of the high and low sales prices of our common stock reported on the NYSE for each trading day, which is an investment date, during the Pricing Period, computed up to four decimal places, if necessary. The purchase price on any such investment date may be reduced by any discount that we have provided for Large Cash Purchases on such investment date, but in no event will such purchase price be less than 95% of the average of the high and low sale prices of our common stock on such investment date.

    See APPENDIX I to this prospectus for a list of the expected Pricing Period Start Dates. We may alter, amend, supplement or waive, in our sole discretion, the Pricing Periods set forth in APPENDIX I to this prospectus with respect to Large Cash Purchases made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the commencement of any Pricing Period and prior to the granting of any request for waiver with respect to such period. For more information please contact the Plan Administrator at
(917) 320-6300.

    In addition, we may establish a minimum purchase price per share, a "Threshold Price," applicable to Large Cash Purchases to be made during a particular Pricing Period. We will fix the Threshold Price for a particular Pricing Period as a dollar amount per share of common stock. If the average of the high and low sale prices of our common stock reported on the NYSE on any trading day during the Pricing Period is less than this Threshold Price (not adjusted for discounts, if any), or if no trades are reported for our common stock on a particular trading day during the Pricing Period, then that trading date will be excluded from the Pricing Period. For each trading day that is excluded from the Pricing Period, one-tenth of the funds submitted for each Large Cash Purchase for a particular month will be returned to the applicable Plan participant or new investor without interest. For example, if the Threshold Price is not satisfied for two of the ten trading days in the Pricing Period, then 2/10ths (i.e., 20%) of the funds submitted for each Large Cash Purchase will be returned without interest. The Threshold Price will be based on our evaluation of current market conditions and other relevant factors, but will be set in our sole discretion. We will notify the Plan Administrator of the Threshold Price, if any, at least three trading days before the relevant Pricing Period Start Date set forth in APPENDIX I to this prospectus. You can obtain the applicable Threshold Price for a particular Pricing Period by calling the Plan Administrator at (917) 320-6300.

18. DOES THE PLAN ADMINISTRATOR CREDIT MY SHARES TO A SEPARATE ACCOUNT?

    Yes. The Plan Administrator will establish a separate Plan Account for you and credit it with those shares that have been purchased for you under the Plan. In addition, the Plan Administrator will credit your Plan Account with those shares that you have delivered to the Plan Administrator for safekeeping (see Question 21). All shares in your Plan Account will be registered in book-entry form in the name of the Plan Administrator or its nominee, but your beneficial ownership will be maintained in your Plan Account. The total number of shares credited to your Plan Account will be shown on each account statement.

    In the event that you wish to have any whole shares of our common stock that have been credited to your Plan Account issued in certificated form to you, you may do so by contacting the Plan Administrator and making such request (see Question 20).

    Although the Plan Administrator will maintain a separate Plan Account for you, it is authorized to commingle funds in your Plan Account with those of other Plan participants for purposes of making purchases of our common stock.

19. ARE FUNDS HELD IN MY PLAN ACCOUNT INSURED?

    No. Funds held in your Plan Account pending investment or return are not treated as a bank deposit or account and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

20. WILL I RECEIVE CERTIFICATES FOR THE SHARES PURCHASED FOR ME UNDER THE PLAN?

    No. You will not receive certificates for shares purchased for you under the Plan. For your convenience, the Plan Administrator will maintain the shares purchased for your Plan Account in non-certificated, "book-entry" form. You may, however, request that a stock certificate be issued to you for any or all whole shares of our common stock credited to your Plan Account. No certificates for fractional shares will be issued. Certificates will be issued free of charge. Cash dividends with respect to participating shares represented by certificates issued to you will continue to be automatically reinvested, unless you instruct the Plan Administrator otherwise. Any remaining shares will continue to be credited to your Plan Account. You may request certificates by contacting the Plan Administrator at (866) 249-2610. You may also submit your request online via InvestorServiceDirect at WWW.MELLONINVESTOR.COM.

21. WHAT IS SHARE SAFEKEEPING?

    If you hold the certificates for shares of our common stock (whether or not you elect to have dividends on these shares reinvested), you may deposit the certificates with the Plan Administrator for safekeeping in your Plan Account. Share safekeeping protects your shares against loss, theft or accidental destruction and is a convenient way for you to keep track of your shares. There is no fee or other charge for this service. Shares held for safekeeping will be credited to your Plan Account and the certificates for such shares will be cancelled. If at a later time you want to withdraw those shares from share safekeeping in your Plan Account, a new certificate for such shares shall be issued to you (see Question 20). Only shares held in safekeeping may be sold through the Plan. The Plan Administrator may maintain shares held for safekeeping in its name or in the name of its nominee. Contact the Plan Administrator at (866) 249-2610 for information on how to submit your share certificates for safekeeping.

22. MAY THE SHARES IN MY PLAN ACCOUNT BE SOLD OR TRANSFERRED?

    Yes. You may instruct the Plan Administrator to sell any or all of the whole shares held in your Plan Account at any time. However, you will not be able to direct the date on which, or the price at which, shares held in your Plan Account may be sold. In the case of a request to sell submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative's authority to request a sale of the participant's shares. The Plan Administrator will process sales orders when practicable, which will be at least once each week. Shares will be sold from your Plan Account at the prevailing market price and the proceeds of sale, less applicable trading fees, transfer taxes and the Plan Administrator's administrative fee, will be remitted to you or your representative.

    In addition, you may transfer the ownership of all or part of the shares in your Plan Account to the Plan Account of another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your Plan Account must be made in whole share amounts. No fractional shares may be transferred, unless your entire Plan Account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of stock certificates, including the requirement of a medallion stamp guarantee. Shares that are transferred will be credited in book-entry form to the transferee's Plan Account. If the transferee does not have a Plan Account, one will be opened for the transferee using the same investment options as your Plan Account, unless you specify differently. The transferee may change the investment options after the transfer has been made. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's Plan Account.

23. MAY SHARES IN MY PLAN ACCOUNT BE PLEDGED?

    No. You must first request that certificates for shares credited to your Plan Account be issued to you before you can pledge such shares.

24. CAN I VOTE SHARES IN MY PLAN ACCOUNT?

    Yes. You will have the right to vote all whole shares held in your Plan Account. Fractional shares may not be voted. Proxies for whole shares held in your Plan Account will be forwarded to you by the Plan Administrator. The Plan Administrator may vote your shares in certain cases if you fail to return a proxy to the Plan Administrator.

25. MAY I TRANSFER MY RIGHT TO PARTICIPATE IN THE PLAN?

    No. Your right to participate in the Plan is not transferable to any other person apart from a transfer of your shares.

26. WHAT HAPPENS IF OUR COMPANY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

    Any stock dividends or stock splits distributed by us on shares of our common stock held in your Plan Account will be credited to your Plan Account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit you to determine what action you desire to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

27. IS THERE A COST TO PARTICIPATE IN THE PLAN?

    The following fees will be paid to the Plan Administrator by Plan participants:

    OPTIONAL CASH PURCHASE OF SHARES (INITIAL):

        By check or money order                         $10.00

        By pre-authorized or specific debit from bank
          account                                       $10.00

        By one-time debit from bank account             $3.50

        Trading fee (if open market purchase)           $0.12 per share

    OPTIONAL CASH PURCHASE OF SHARES (SUBSEQUENT):

        By check or money order                         $5.00

        By pre-authorized debit from bank account       $2.00

        By one-time debit from bank account             $3.50

        Trading fee (if open market purchase)           $0.12 per share

    SALE OF SHARES OF OUR COMMON STOCK:                 $15.00 plus $0.12 per share

    In addition, the Plan Administrator will charge a fee of $20.00 for duplicate account statements and $35.00 for insufficient funds or rejected automatic debits.

    We will pay the Plan Administrator's fees in connection with dividend reinvestments. There are no fees for the share safekeeping service.

    In general, trading fees and service charges incurred in connection with Plan purchases of shares of our common stock in the open market will be added to and considered part of the purchase price of such shares. Service fees will be charged to participants making initial and optional cash purchases through electronic fund transfers. Further, the financial institution designated by a participant on its plan enrollment may charge a fee for participating in the electronic fund transfer. When shares of our common stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.

28. HOW AND WHEN MAY I TERMINATE MY PARTICIPATION IN THE PLAN?

    You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. To be effective for a given dividend payment, the Plan Administrator must receive notice two business days before the record date of that particular dividend. You may provide notice online via Investor ServiceDirect-Registered Trademark- at WWW.MELLONINVESTOR.COM, by calling the Plan Administrator at (866) 249-2610 or by mailing your request to the Plan Administrator in care of Mellon Investor Services, P.O. Box

3338, South Hackensack, New Jersey 07606-1938. The Plan Administrator will continue to hold your Plan shares after any discontinuation, unless you request a certificate for any whole shares and a cash payment for any fractional share. You may also request the sale of all or part of such shares or have the Plan Administrator transfer your shares to your brokerage account or another Plan Account. In the case of a request submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative's authority to make such a request on behalf of the participant. Shares and cash will be retained in the participant's Plan Account until the participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's right to receive a distribution of these assets.

29. MAY THE PLAN BE CHANGED OR DISCONTINUED?

    Yes. We reserve the right to suspend or terminate the Plan in whole or in part at any time. Notice will be sent to participants of any suspension or termination as soon as practicable after such action by us. Upon termination of the Plan, the Plan Administrator will issue a stock certificate for the total number of whole shares credited to your Plan Account and a cash payment for any portion of a fractional share credited to your Plan Account. However, if we terminate the Plan for the purpose of establishing a new plan, you will be automatically enrolled in the new plan and shares credited to your Plan Account will be credited automatically to the new plan, unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of your Plan Account.

    The Plan may also be amended or supplemented by us at any time, including the period between the dividend record date and the related Dividend Payment Date. Any such amendment may include an appointment by the Plan Administrator of a successor Plan Administrator. Plan participants will be notified of any amendments as soon as practicable. In addition, the Plan Administrator reserves the right to change its administrative procedures for the Plan.

30. WHO INTERPRETS AND REGULATES THE PLAN?

    We reserve the right, without notice to Plan participants, to interpret and regulate the Plan as we deem necessary or desirable in connection with our operations. Any such interpretation and regulation shall be conclusive.

31. WHAT LAW GOVERNS THE PLAN?

    The terms and conditions of the Plan and its operation are governed by the laws of the State of New York.

32. WHAT ARE THE RESPONSIBILITIES OF OUR COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

    The Plan Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Plan Administrator, in administering the Plan, shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate any participant's Plan Account upon such participant's death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) with respect to the prices at which shares of our common stock are purchased or sold for the participant's Plan Account and the times such purchases or sales are made or (iii) with respect to any loss or fluctuation in the market value after the purchase of shares.

    YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS IN VALUE OF THE SHARES OF OUR COMMON STOCK THAT YOU PURCHASE UNDER THE PLAN.

33. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

    DIVIDEND REINVESTMENT. The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares of our common stock (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common stock on the Dividend Payment Date (or the Fair Market Value), multiplied by the number of shares (including any fractional share) purchased plus any trading fees or service charges that we pay on your behalf.

    So long as we continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (or the Code), the distribution will be taxable under the provisions of the Code applicable to REITs and their stockholders, pursuant to which (i) distributions (other than those designated as capital gain dividends) will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions which are designated as capital gain dividends by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions which are not designated as capital gains dividends and which are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder's shares (but not below zero) and
(iv) such distributions in excess of a stockholder's adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.

    You should be aware that, because shares of our common stock purchased with reinvested dividends may be purchased at a discount and because we may pay a portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

    The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or trading fees or service charges incurred by us. Such information will also be furnished to the Internal Revenue Service (or the IRS) to the extent required by law.

    CASH PURCHASES. The tax consequences relating to a discount associated with a cash purchase of shares under the Plan are not entirely clear under current law. However, the IRS has indicated in certain private rulings that the discount associated with an optional cash purchase of shares of a REIT will be treated as a distribution to a participant in the REIT's dividend reinvestment and optional stock purchase plan only if that participant is also enrolled in the dividend reinvestment feature of that plan at the time of the optional cash investment. Accordingly, under such private rulings, if you are enrolled in the dividend reinvestment feature of the Plan, then you should be treated as having received a distribution, upon the cash purchase of shares directly from us, in an amount equal to the excess, if any, of the fair market value of the shares on the purchase date over the amount of the purchase price. However, under such private rulings, if you are not enrolled in the dividend reinvestment feature of the Plan, then you should not be treated as having received a distribution on account of the discount associated with the cash purchase. You should be aware that the private rulings described above are not binding on the IRS with respect to the Plan and that the tax characterization of discounts on cash purchases remains unsettled. Notwithstanding the private rulings described above, we currently intend to treat the excess value of the shares acquired by cash purchase under the Plan as a distribution from us regardless of whether or not the participants are enrolled in the dividend reinvestment feature. You should consult your own tax advisors in this regard.

    You will have a tax basis in shares acquired through the cash purchase component under the Plan equal to the amount of the cash payment plus the excess, if any, of the fair market value of the shares on the purchase date over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend.

    The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares are acquired. In the case of participants whose dividends are subject to U.S. back-up withholding (see below), the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.

    RECEIPT OF SHARE CERTIFICATES AND CASH. You will not realize any income when you receive certificates for shares of our common stock credited to your Plan Account. Any cash received for a fractional share held in your Plan Account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

34. WHAT ARE THE EFFECTS OF THE FEDERAL INCOME TAX WITHHOLDING PROVISIONS?

    We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalty of perjury, that he or she is not subject to back-up withholding. In the case of a stockholder who is subject to back-up withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

    The summary set forth in Questions 33 and 34 is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participants in light of their personal investment circumstances or certain types of participants (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers) subject to special treatment under the federal income tax laws. For a discussion of the federal income tax consequences of holding stock in a REIT generally, see "Federal Income Tax Considerations."

35. HOW DO I GET MORE INFORMATION?

    Questions regarding the Plan should be directed to Mellon Investor Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938, or by calling
(866) 249-2610, between 9:00 a.m. and 7:00 p.m., Eastern Time, Monday through Friday. For questions regarding Large Cash Purchases, please call the Plan Administrator at (917) 320-6300. You may also go to the website address set up for the Plan at WWW.MELLONINVESTOR.COM. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf. You can also get more information from our internet website at WWW.MFA-REIT.COM.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. BEFORE MAKING A DECISION TO PARTICIPATE IN THE PLAN, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS, AS WELL AS THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IF THIS WERE TO OCCUR, THE VALUE OF OUR COMMON STOCK COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RAPID PREPAYMENT RATES OF THE MORTGAGES UNDERLYING OUR MORTGAGE-BACKED SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY.

    The mortgage-backed securities we acquire are primarily secured by pools of mortgage loans on single-family residences. When we acquire a mortgage-backed security, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. When homeowners prepay their mortgage loans faster than anticipated, it results in a faster prepayment rate on the related mortgage-backed securities in our portfolio and this may adversely affect our profitability. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Due to the fact that interest rates, in general, and mortgage rates, in particular, for both fixed-rate and adjustable-rate mortgage loans declined in 2002 and in the first and second quarters of 2003 and are currently at historical lows, prepayment rates may continue at their current rapid pace or may increase from their current levels in the future and could remain at high levels for an extended period of time. Prepayment rates may also be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. During the first quarter ended March 31, 2003, the prepayment rate on our portfolio of mortgage-backed securities averaged an annualized 33% constant prepayment rate.

    We often purchase mortgage-backed securities that have a higher interest rate than the prevailing market interest rate. In exchange for a higher interest rate, we typically pay a premium over par value to acquire these securities. In accordance with accounting rules, we amortize this premium over the life of the mortgage-backed security. If the mortgage loans securing a mortgage-backed security prepay at a rapid rate, we will have to amortize this premium on an accelerated basis which may adversely affect our profitability. Our investment policies allow us to acquire mortgage-backed securities at an average portfolio purchase price of up to 103.5% of par value. As of March 31, 2003, the average cost of our portfolio of mortgage-backed securities was approximately 102.3% of par value.

    As the holder of mortgage-backed securities, we receive a portion of our investment principal when underlying mortgages are prepaid. In order to continue to earn a return on this prepaid principal, we must reinvest it in additional mortgage-backed securities or other assets. However, if interest rates have declined, we may earn a lower return on the new investment as compared to the original mortgage-backed security.

AN INCREASE IN OUR BORROWING COSTS RELATIVE TO THE INTEREST WE RECEIVE ON OUR MORTGAGE-BACKED SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY.

    We earn money based upon the spread between the interest we receive on our mortgage-backed securities, net of amortization of purchase premiums, and the interest we pay on our borrowings. We rely primarily on short-term borrowings to acquire mortgage-backed securities with long-term maturities. Even though most of our mortgage-backed securities have interest rates that adjust based on short-term rates changes, the interest we pay on our borrowings may increase relative to the interest we earn on our adjustable-rate mortgage-backed securities. If the interest payments on our borrowings

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increase relative to the interest we earn on our mortgage-backed securities, our profitability may be adversely affected.

    - CHANGES IN INTEREST RATES, CYCLICAL OR OTHERWISE, MAY ADVERSELY AFFECT OUR PROFITABILITY.

        Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. During a period of rising interest rates, our borrowing costs could increase at a faster pace than our interest earnings from mortgage-backed securities. If this happens, we could experience a decrease in net income or incur a net loss during these periods, which may negatively impact our dividend. Further, an increase in short-term interest rates without a corresponding increase in long-term interest rates (i.e., a flattening of the yield curve) could also have a negative impact on the market value of our common stock.

    - HYBRID ADJUSTABLE-RATE MORTGAGES HAVE FIXED INTEREST RATES FOR AN INITIAL PERIOD WHICH MAY REDUCE OUR PROFITABILITY IF SHORT-TERM INTEREST RATES INCREASE.

        A majority of the mortgages securing our adjustable-rate mortgage-backed securities are "hybrid" mortgages that have a fixed interest rate for an initial period (typically three years or greater) and then convert to an adjustable rate. Accordingly, in a period of rising interest rates, our financing costs could increase while the interest we earn on our mortgage-backed securities would be limited by the number of underlying hybrid mortgages with fixed interest rates. This would adversely affect our profitability.

    - INTEREST RATE CAPS ON THE MORTGAGES UNDERLYING OUR MORTGAGE-BACKED SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY IF SHORT-TERM INTEREST RATES INCREASE.

        The mortgages underlying our adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while any increases in the interest rates on the mortgages underlying our adjustable-rate mortgage-backed securities would be limited.

OUR BUSINESS STRATEGY INVOLVES A SIGNIFICANT AMOUNT OF BORROWING THAT EXPOSES US TO ADDITIONAL RISKS.

    We borrow against a substantial portion of the market value of our mortgage-backed securities and use the borrowed funds to acquire additional investment assets. Our operating policies allow us to maintain an assets-to-equity ratio of less than 11 to 1. The use of borrowing, or "leverage," to finance our mortgage-backed securities and other assets involves a number of risks, including the following:

    - IF WE ARE UNABLE TO RENEW OUR BORROWINGS AT FAVORABLE RATES, IT MAY FORCE US TO SELL ASSETS AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

        Since we rely primarily on short-term borrowings, such as repurchase agreements, to finance our mortgage-backed securities, our ability to achieve our investment objectives depends on our ability to borrow money in sufficient amounts and on favorable terms and on our ability to renew or replace maturing short-term borrowings on a continuous basis. If we are not able to renew or replace maturing borrowings, we would be forced to sell some of our assets under possibly adverse market conditions, which may adversely affect our profitability.

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    - A DECLINE IN THE MARKET VALUE OF OUR ASSETS MAY RESULT IN MARGIN CALLS
      THAT MAY FORCE US TO SELL ASSETS UNDER ADVERSE MARKET CONDITIONS.

        As interest rates rise, the market value of interest-bearing assets, such as mortgage-backed securities, will decline. A decline in the market value of our mortgage-backed securities may result in our lenders initiating margin calls that require us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of our borrowings. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our mortgage-backed securities under adverse market conditions.

    - OUR USE OF REPURCHASE AGREEMENTS TO BORROW MONEY MAY GIVE OUR LENDERS GREATER RIGHTS IN THE EVENT OF BANKRUPTCY.

        We use repurchase agreements for most of our borrowing. Borrowings made under repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code (or the Bankruptcy Code). This may make it difficult for us to recover our pledged assets if a lender files for bankruptcy. In addition, if we ever file for bankruptcy, lenders under our repurchase agreements may be able to avoid the automatic stay provisions of the Bankruptcy Code and take possession of, and liquidate, our collateral under these agreements without delay.

WE MAY EXPERIENCE A DECLINE IN THE MARKET VALUE OF OUR ASSETS.

    The market value of our interest-bearing assets, such as mortgage-backed securities or hedging instruments, may move inversely with changes in interest rates. A decline in the market value of our mortgage-backed securities may limit our ability to borrow or result in lenders initiating margin calls under our repurchase agreements. As a result, we could be required to sell some of our investments under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the amortized cost of such investments, we would incur losses. A default under our repurchase agreements could also result in a liquidation of the underlying collateral and a resulting loss of the difference between the value of the collateral and the amount borrowed.

OUR PROFITABILITY MAY BE LIMITED BY RESTRICTIONS ON OUR USE OF LEVERAGE.

    As long as we earn a positive margin between our borrowing costs and the interest and other income we earn on our assets, we can generally increase our profitability by using greater amounts of leverage. However, the amount of leverage that we use may be limited because our lenders might not make funding available to us at acceptable rates or they may require that we provide additional collateral to cover our borrowings.

OUR USE OF DERIVATIVES TO MITIGATE OUR PREPAYMENT AND INTEREST RATE RISKS MAY NOT BE EFFECTIVE.

    Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our prepayment and interest rate risks. As of March 31, 2003, we had 11 interest rate cap agreements with an aggregate notional amount of $310 million which were purchased to hedge against future increases in interest rates on our repurchase agreements. No hedging strategy, however, can completely insulate us from the prepayment and interest rate risks to which we are exposed. Furthermore, certain of the federal income tax requirements that we must satisfy in order to qualify as a REIT limit our ability to hedge against such risks. We will not enter into derivative transactions if we believe that they will jeopardize our status as a REIT.

WE MAY CHANGE OUR POLICIES WITHOUT STOCKHOLDER APPROVAL.

    Our board of directors establishes all of our fundamental operating policies, including our investment, financing and distribution policies, and any revisions to such policies would require the approval of our board of directors. Although our board of directors has no current plans to do so, it may amend or revise these policies at any time without the vote of our stockholders. Policy changes

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could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL.

    We intend to pay dividends on our common stock in an amount equal to at least 90% of our taxable income before deductions of dividends paid and excluding net capital gains in order to maintain our status as a REIT for federal income tax purposes. Dividends will be declared and paid at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons set forth in this section of, and the information incorporated by reference into, this prospectus.

WE ARE DEPENDENT ON OUR EXECUTIVES AND EMPLOYEES.

    As a self-advised REIT, we are dependent on the efforts of our key officers and employees, including Stewart Zimmerman, Chairman of the Board, Chief Executive Officer and President; William Gorin, Executive Vice President and Chief Financial Officer; Ronald Freydberg, Executive Vice President and Secretary; and Teresa D. Covello, Senior Vice President, Chief Accounting Officer and Controller. The loss of any of their services could have an adverse effect on our operations.

THE ECONOMIC RETURN FROM OUR INVESTMENTS AND INTERESTS IN REAL ESTATE WILL BE AFFECTED BY A NUMBER OF FACTORS.

    Our indirect interests in multifamily apartment properties expose us to risks associated with investing in real estate. These risks include the possibility that the properties will not perform in accordance with our expectations. In addition, the economic returns from our interests in these properties may be affected by a number of factors, many of which are beyond our direct control. These factors include general and local economic conditions, the relative supply of apartments and other housing in the applicable market area, interest rates on mortgage loans, the need for and costs of repairs and maintenance of the properties, government regulations and the cost of complying with them, taxes and inflation.

THE CONCENTRATION OF REAL ESTATE IN A GEOGRAPHICAL AREA MAY MAKE US VULNERABLE TO ADVERSE CHANGES IN LOCAL ECONOMIC CONDITIONS.

    We do not have specific limitations on the total percentage of our real estate investments that may be located in any one geographical area. Consequently, real estate investments that we own may be located in the same or a limited number of geographical regions. As a result, adverse changes in the economic conditions of the geographic regions in which our real estate investments are concentrated may have an adverse effect on real estate values, rental rates and occupancy rates. Any of these could reduce the income we earn from, or the market value of, these real estate investments.

OUR INTERESTS IN REAL ESTATE MAY BE ILLIQUID AND THEIR VALUE MAY DECREASE.

    Our indirect interests in multifamily apartment properties are relatively illiquid. Our ability to sell these assets, and the price we receive upon their sale, will be affected by the number of potential buyers, the number of competing properties on the market in the area and a number of other market conditions. As a result, we cannot make any assurances that we will be able to sell these interests without incurring a loss.

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OWNING REAL ESTATE MAY SUBJECT US TO LIABILITY FOR ENVIRONMENTAL CONTAMINATION.

    The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property. Various federal, state and local laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We cannot make any assurances that the multifamily apartment properties in which we currently hold indirect interests, or those we may acquire in the future, will not be contaminated. The costs associated with the remediation of any such contamination may be significant and may exceed the value of the property causing us to lose our entire investment. In addition, environmental laws may materially limit the use of the properties underlying our real estate investments and future laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase our exposure to environmental liability.

COMPLIANCE WITH THE REQUIREMENTS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 COULD BE COSTLY.

    Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. A determination that one or more of the multifamily apartment properties in which we currently hold indirect interests does not comply with the Americans with Disabilities Act of 1990 could result in liability for both government fines and damages to private parties. If we were to make additional capital contributions to the entities that hold these multifamily apartment properties in order to fund unanticipated major modifications at these properties to bring them into compliance with the Americans with Disabilities Act of 1990, it could adversely affect our profitability.

BECAUSE OF COMPETITION, WE MAY NOT BE ABLE TO ACQUIRE INVESTMENT ASSETS AT FAVORABLE PRICES.

    Our profitability depends, in large part, on our ability to acquire mortgage-backed securities or other investment assets at favorable prices. In acquiring our investment assets, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions. Many of the entities with which we compete have greater financial and other resources than us. In addition, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire mortgage-backed securities or other investment assets for investment or we may have to pay more for these assets than we otherwise would.

ISSUANCES OF LARGE AMOUNTS OF OUR STOCK COULD CAUSE OUR PRICE TO DECLINE.

    As of June 27, 2003, 54,117,105 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional shares of our common stock. If we issue a significant number of shares of our common stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of our common stock.

ONE OF OUR DIRECTORS HAS AN OWNERSHIP INTEREST IN OTHER COMPANIES THAT CREATE POTENTIAL CONFLICTS OF INTEREST.

    One of our directors owns an equity interest in America First Companies L.L.C. (or America First). A subsidiary of America First provides on-site management for the multifamily apartment properties in which we hold investments and earns fees based on the gross revenues of these properties. Because of the ownership in America First held by one of our directors, our agreements with America First and its subsidiaries may not be considered to have been negotiated at arm's length. This relationship may also cause a conflict of interest in other situations where we are negotiating with America First.

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OUR STATUS AS A REIT.

    We believe that we qualify for taxation as a REIT for federal income tax purposes and plan to operate so that we can continue to meet the requirements for qualification and taxation as a REIT. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our stockholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control and some of which involve questions of interpretation. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, like mortgage interest, that are itemized in the REIT tax laws. In addition, the composition of our assets must meet certain requirements at the close of each quarter. There can be no assurance that the IRS or a court would agree with any conclusions or positions we have taken in interpreting the REIT requirements. We also are required to distribute to our stockholders at least 90% of our REIT taxable income (excluding capital gains). Such distribution requirement limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes we may have to borrow funds on a short-term basis to meet the 90% distribution requirement. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT.

    If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This likely would have a significant adverse effect on the value of our securities. In addition, we would no longer be required to pay any dividends to stockholders.

    Even if we qualify as a REIT for federal income tax purposes, we are required to pay certain federal, state and local taxes on our income and property. Any of these taxes will reduce our operating cash flow.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT US.

    We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use borrowings would be substantially reduced and we would be unable to conduct our business as described in this prospectus. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

                                       21
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                       FEDERAL INCOME TAX CONSIDERATIONS

    The following description of the material U.S. federal income tax considerations relates to our taxation and qualification as a REIT and the ownership and disposition of our capital stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local, foreign or other tax laws or considerations. Your tax consequences may vary depending on your particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a stockholder in light of his or her personal investment or tax circumstances or to a stockholder subject to special treatment under the federal income tax laws, except to the extent discussed under the headings "-- Taxation of Tax-Exempt Stockholders" and "-- Taxation of Non-U.S. Stockholders." Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, those holding common stock as part of a conversion transaction, a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States.

    In the opinion of Clifford Chance US LLP, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and that our proposed method of operation will enable us to continue to so qualify. Counsel's opinion will rely, with respect to all taxable periods beginning prior to January 1, 2002, solely on an opinion issued by Kutak Rock LLP, which previously served as our counsel. Investors should be aware that opinions of counsel are not binding on the IRS or a court and there cannot be any assurance that the IRS or a court will not take a contrary position. It also must be emphasized that counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us as to factual matters, including representations regarding the nature of our assets and income and the future conduct of our business. Moreover, our taxation and qualification as a REIT depend upon our ability to meet on a continuous basis the annual operating results, asset ownership tests, distribution requirements, diversity of stock ownership and the various other qualification tests imposed by the Code described below, the results of which will not be reviewed by our counsel. Therefore, no assurance can be given that the actual results of our operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "-- Failure to Qualify" below.

    The information in this section is based on the Code, current, temporary and proposed regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. In each case, these sources are relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

    EACH PROSPECTIVE STOCKHOLDER IS ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF ITS PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF OUR CAPITAL STOCK. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF OUR CAPITAL STOCK AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

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TAXATION OF OUR COMPANY AS A REIT -- GENERAL

    We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1998. We believe that we were organized and have operated in a manner so as to qualify as a REIT under the Code and we intend to continue to be organized and operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

    The sections of the Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.

    Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code and, as described in this prospectus, with regard to, among other things, the source of our gross income, the composition of our assets, our distribution levels and our diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or in the law, no assurance can be given that we so qualify or will continue to so qualify.

    Provided we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. However, even as a REIT, we will be subject to federal income taxation in the following circumstances:

    - We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

    - We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

    - If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

    - We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of assets, other than foreclosure property, held for sale to customers in the ordinary course of business.

    - If we fail to satisfy the 75% or 95% gross income tests, as described below, but have, nevertheless, maintained our qualification as a REIT, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year multiplied in either case by a fraction intended to reflect our profitability.

    - We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (a) 85% of our ordinary income for the year, (b) 95% of our REIT capital gain net income for the year and (c) any undistributed taxable income from prior periods.

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    - If we acquire an asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently sell or otherwise dispose of the asset within the ten-year period beginning on the date on which we acquired the asset, then under existing treasury regulations, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over
      (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

    - We will generally be subject to tax on the portion of any "excess inclusion income" derived from an investment in residual interests in real estate mortgage investment conduits to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

    - We will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of our company to any of our tenants. See "Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of our Company for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations.

REQUIREMENTS FOR QUALIFICATION AS A REIT

    GENERAL.  The Code defines a REIT as a corporation, trust or association:

       (1) that is managed by one or more trustees or directors;

       (2) that issues transferable shares or transferable certificates to its owners;

       (3) that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

       (4) that is not a financial institution or an insurance company under the Code;

       (5) that is owned by 100 or more persons;

       (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each year (or the 5/50 Rule); and

       (7) that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

    The Code provides that conditions (1) through (4), inclusive, must be met during the entire year and that condition (5) must be met during at least
335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

    Our amended and restated articles of incorporation provide for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT may terminate. If, however, we complied with the rules contained in applicable regulations that require a REIT to determine the actual ownership of its shares and we do not know, or would not have known

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through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

    In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST. The Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership and to be entitled to our proportionate share of the gross income of the partnership. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests described below.

    QUALIFIED REIT SUBSIDIARIES. A "qualified REIT subsidiary" is a corporation, all of the stock of which is owned by a REIT. Under the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as the assets, liabilities and items of income, deduction and credit of the REIT for purposes of the REIT income and asset tests described below.

    TAXABLE REIT SUBSIDIARIES. A "taxable REIT subsidiary" is a corporation which, together with a REIT, which owns an interest in such corporation, makes an election to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax. A REIT may own up to 100% of the stock of a taxable REIT subsidiary.

    Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We had made a taxable REIT subsidiary election with respect to our ownership interest in Retirement Centers Corporation (or RCC), which election was effective, for federal income tax purposes, as of March 30, 2002. During the time RCC was our taxable REIT subsidiary, we and RCC engaged in certain transactions pursuant to which RCC made interest and other payments to us. We believe that such transactions were entered into at arm's length. However, no assurance can be given that any such payments would not result in the limitation on interest deductions or 100% excise tax provisions being applicable to us and RCC. We, together with RCC, revoked RCC's election to be a taxable REIT subsidiary in January 2003. As a result, effective January 2003, RCC became a qualified REIT subsidiary.

    INCOME TESTS. We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest;" however, if such amount is based on a fixed percentage of gross receipts or sales.

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    Any amount includable in our gross income with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date the mortgage loan was made by us, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

    To the extent interest on a loan is based on the cash proceeds from the sale or value of property, such income would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

    We inevitably may have some gross income from various sources that fails to constitute qualifying income for purposes of one or both of the gross income tests, such as qualified hedging income which would constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. However, we intend to maintain our REIT status by carefully monitoring any such potential nonqualifying income.

    If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Code. Generally, we may be entitled to relief if:

    - the failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

    - a schedule of the sources of our income is attached to our federal income tax return; and

    - any incorrect information on the schedule was not due to fraud with the intent to evade tax.

    It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would fail to qualify as a REIT. As discussed above in "-- Taxation of Our Company as a REIT -- General," even if these relief provisions apply and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

    FORECLOSURE PROPERTY. REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less deductible expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property:

    - that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured;

    - for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

    - for which the REIT makes a proper election to treat such property as foreclosure property.

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
    We intend to make elections when available to treat property as foreclosure property to the extent necessary or advisable to maintain REIT qualification.

    Property acquired by us will not be eligible for the election to be treated as foreclosure property if the related loan was acquired by us at a time when default was imminent or anticipated. In addition, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

    PROHIBITED TRANSACTION INCOME. Any gain realized by us on the sale of any asset other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income and subject to a 100% penalty tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the regulations provide standards which, if met, would not cause a sale of an asset to result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

    HEDGING TRANSACTIONS. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

    ASSET TESTS. At the close of each quarter of each calendar year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class. Third, not more than 20% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries. Fourth, of the investments included in the 25% asset class and except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer (except in the case of the 10% value test, certain "straight debt" securities).

    We currently own 100% of RCC. RCC elected to be taxed as a REIT for its taxable year ended December 31, 2001 and jointly elected, together with us, to be treated as a taxable REIT subsidiary effective as of March 30, 2002. In January 2003, we, together with RCC, revoked RCC's election to be treated as a taxable REIT subsidiary. As a result, effective January 2003, RCC became a qualified REIT subsidiary. We believe that RCC met all of the requirements for taxation as a REIT with respect to its taxable year ended December 31, 2001 and as a taxable REIT subsidiary commencing as of March 30, 2002 through January 2003; however, the sections of the Code that relate to qualification as a REIT are highly technical and complex and there are certain requirements that must be met in order for RCC to have qualified as a taxable REIT subsidiary effective March 30, 2002. Since RCC has been subject to taxation as a REIT or a taxable REIT subsidiary, as the case may be, at the close of each quarter of our taxable years beginning with our taxable year ended December 31, 2001, we believe that our ownership interest in RCC has not caused us to fail to satisfy the 10% value test. In addition, we believe that we have at all times prior to October 1, 2002 owned less than 10% of the voting securities

                                       27
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of RCC. No assurance, however, can be given that RCC in fact qualified as a REIT for its taxable year ended December 31, 2001 or as a taxable REIT subsidiary as of March 30, 2002, that the nonvoting preferred stock of RCC owned by us would not be deemed to be "voting stock" for purposes of the asset tests or, as a result of any of the foregoing, that we have qualified or will continue to qualify as a REIT.

    After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

    Although we plan to take steps to ensure that we satisfy the various asset tests for any quarter for which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with these asset tests, we would fail to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (a) 90% of our "REIT taxable income" and
(b) 90% of our after-tax net income, if any, from foreclosure property, minus
(c) the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income." In general, "REIT taxable income" means taxable ordinary income without regard to the dividends paid deduction.

    We are generally required to distribute income in the taxable year in which it is earned, or in the following taxable year if such dividend distributions are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to holders of capital stock in the year in which paid, even though these distributions related to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our "REIT taxable income," we will be subject to tax at regular corporate tax rates.

    From time to time, we may not have sufficient cash or other liquid assets to meet the above distribution requirement due to timing differences between the actual receipt of cash and payment of expenses and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods.

    RECORDKEEPING REQUIREMENTS. We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

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    EXCESS INCLUSION INCOME.  If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a "taxable mortgage pool" for federal income tax purposes. If all or a portion of our Company is considered a taxable mortgage pool, our status as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as "excess inclusion income" and allocated to our stockholders. Any excess inclusion income:

    - could not be offset by unrelated net operating losses of a stockholder;

    - would be subject to tax as "unrelated business taxable income" to a tax-exempt stockholder;

    - would be subject to the application of federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to Non-U.S. stockholders; and

    - would be taxable (at the highest corporate tax rate) to us, rather than our stockholders, to the extent allocable to our stock held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

    FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions of the Code described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. Additionally, if we fail to qualify as a REIT, distributions to our stockholders will be subject to tax to the extent of our current and accumulated earnings and profits and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

    When using the term "U.S. stockholders," we mean a beneficial owner of shares of our common stock who is, for U.S. federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless regulations provide otherwise;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

    If a partnership holds shares of our capital stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our capital stock, you should consult with your tax advisor regarding the consequences of the ownership and disposition of shares of our capital stock.

    DISTRIBUTIONS GENERALLY. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to U.S. stockholders as ordinary income. For this purpose, our earnings and profits will be allocated first to our outstanding preferred stock and then to

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our outstanding common stock. Provided we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

    Under recently enacted legislation, certain dividends paid by us to individual stockholders out of our current or accumulated earnings and profits may be taxable at the lower capital gains tax rates. See "--Recent Legislation" below.

    To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of our capital stock by the amount of the distribution, but not below zero. Return of capital distributions in excess of a U.S. stockholder's adjusted tax basis in our capital stock will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November or December of any year and paid to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that the dividend is actually paid in January of the following year. Stockholders may not include on their own income tax returns any of our net operating losses or capital losses.

    CAPITAL GAIN DISTRIBUTIONS. Distributions designated as net capital gain dividends will be taxable to U.S. stockholders as capital gain income. Such capital gain income will be taxable to non-corporate U.S. stockholders at a maximum 15% or 25% rate based on the characteristics of the asset sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    RETENTION OF NET CAPITAL GAINS. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If this election is made, we would pay tax on such retained capital gains. In such a case, U.S. stockholders would generally:

    - include their proportionate share of the undistributed net capital gains in their taxable income;

    - receive a credit for their proportionate share of the tax paid by us with respect to such retained capital gains; and

    - increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

    PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our capital stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

    DISPOSITIONS OF STOCK. If you are a U.S. stockholder and you sell or dispose of your shares of our capital stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of our capital stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

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    BACKUP WITHHOLDING.  We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt U.S. stockholder has not held its shares of capital stock as "debt financed property" within the meaning of the Code, the shares are not otherwise used in an unrelated trade or business and the REIT has not incurred any "excess inclusion income," as described above, dividend income on such shares and income from the sale of such shares should not be unrelated business taxable income to a tax-exempt U.S. stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt U.S. stockholder.

    For tax-exempt U.S. stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

    - is described in Section 401(a) of the Code;

    - is tax-exempt under Section 501(a) of the Code; and

    - holds more than 10%, by value, of the interests in the REIT.

    Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    A REIT is a "pension-held REIT" if:

    - it would not have qualified as a REIT but for the fact that
      Section 856(h)(3) of the Code provides that stock owned by a qualified trust is treated, for purposes of the 5/50 Rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

    - either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

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    The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

    - the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

    - the total gross income of the REIT.

    If, for any year, this percentage is less than 5%, no portion of REIT dividends will be subject to tax as unrelated business income as a result of the REIT being classified as a "pension-held REIT." As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a "pension-held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (or Non-U.S. stockholders) are complex and no attempt will be made herein to provide more than a summary of such rules.

    PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO THE ACQUISITION AND HOLDING OF SHARES OF OUR CAPITAL STOCK AND OF OUR ELECTING TO BE TAXED AS A REIT, INCLUDING ANY REPORTING REQUIREMENTS.

    Distributions to Non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our capital stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. stockholder unless (a) a lower treaty rate applies and any required form, such as IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the Non-U.S. stockholder with us or (b) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

    Any portion of the dividends paid to Non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of Non-U.S. stockholders.

    Distributions by us in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder's common stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We also may be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA). We hold both assets that constitute U.S. real property interests and assets that do not. To the extent our assets do not constitute U.S. real property interests, distributions by us from the sales of such assets should not be subject to tax under the FIRPTA rules. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business of such stockholder. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation. We are required to withhold 35% of any distribution that could be designated by us as a capital gains dividend, even if such distributions are not from the sale by us of U.S. real property interests, and, therefore, not subject to tax under FIRPTA. The amount withheld is creditable against the Non-U.S. stockholder's FIRPTA tax liability and, to the extent it exceeds such Non-U.S. stockholder's tax liability, will be refundable.

    Gain recognized by a Non-U.S. stockholder upon a sale of capital stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although we currently believe that we are a "domestically controlled REIT," because our capital stock is publicly traded, no assurance can be given that we will remain a "domestically controlled REIT." Even if we do not qualify as a "domestically controlled REIT," an alternative exemption to tax under FIRPTA might be available if either (a) we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Code and applicable Treasury Regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (b) the selling Non-U.S. stockholder owns, actually or constructively, 5% or less of our stock throughout a specified testing period and our shares are regularly traded (as defined in applicable Treasury Regulations) on an established securities market.

    Gain not subject to FIRPTA will be taxable to a Non-U.S. stockholder if
(a) the Non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain or
(b) the Non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the common stock were to be subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

STATE, LOCAL AND FOREIGN TAXATION

    We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on the holding of our capital stock.

RECENT LEGISLATION

    On May 28, 2003, the President signed into law a bill, (or the Bill), that provides for the taxation of "qualified dividend income" at capital gains rates, the maximum such rate which, in the case of individuals, was reduced to 15% under the Bill. "Qualifying dividend income" generally includes dividends received from domestic corporations and from certain "qualified foreign corporations." Additionally, qualified dividend income will qualify as "net investment income" under Section 163(d)(4) of the Code only to the extent that an election to treat it as such is made.

    Under the Bill, dividends (other than capital gain dividends) received from a REIT are only subject to the lower capital gains rates to the extent the REIT has "qualifying dividend income" for the taxable year in which the dividend was paid, and designates such dividends as qualifying for such capital gains rate tax treatment. "Qualifying dividend income" of a REIT, for this purpose, includes the sum of (i) the excess of the REIT's "real estate investment trust taxable income" for the preceding year, over the tax payable by the REIT on such income, and (ii) the excess of the income of the REIT subject to the built-in gain tax (under the regulation under Section 337(d) of the Code), over the tax payable by the REIT on any such income.

    The provisions in the Bill relating to the taxation of dividends are generally effective for taxable years beginning after December 31, 2002, and, in the case of a REIT, which respect to taxable years ending after December 31, 2002; and the provisions relating to the lowering of the capital gains tax rate are generally effective for taxable years ending after May 6, 2003. The provisions of the Bill shall cease to apply to taxable years beginning after December 31, 2008.

    REITs are tax-advantaged relative to regular C corporations because they are not subject to corporate-level federal income tax on income that they distribute to stockholders. The Bill could decrease this tax advantage of a REIT relative to a regular C corporation, because, under the Bill, part or all of the dividends received by a stockholder from the regular C corporation may be subject to a reduced level of federal income tax. It is not possible to predict what effect the Bill may have on the value of REIT shares.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

    The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our stockholders. It cannot be predicted whether, when, in what forms or with what effective dates, the tax law applicable to us or our stockholders will be changed.

                              PLAN OF DISTRIBUTION

    In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

    Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver in connection with Large Cash Purchases by such persons.

    From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

    Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus is being passed upon for us by Clifford Chance US LLP, New York, New York. The opinion of counsel described under "Federal Income Tax Considerations" is being rendered by Clifford Chance US LLP, which opinion is subject to various assumptions and is based on current tax law. Alan L. Gosule, a partner at Clifford Chance US LLP, is a member of our board of directors and owns 2,586 shares of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the internet from the SEC's web site at WWW.SEC.GOV. This site contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. Our common stock is listed on the NYSE under the symbol "MFA" and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

    We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, and the exhibits, financial statements and schedules thereto, for further information. This prospectus is qualified in its entirety by such other information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

    We filed the following documents with the SEC (File No. 1-13991) under the Exchange Act and incorporate them by reference into this prospectus:

    - Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2002;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

    - Our Current Reports on Form 8-K filed with the SEC on March 11, 2003, March 19, 2003, April 28, 2003 and May 1, 2003;

    - Our definitive Proxy Statement filed with the SEC on April 8, 2003; and

    - The description of our common stock contained in our registration statement on Form 8-A filed on March 26, 1998, including all amendments and reports filed for the purpose of updating such description.

    Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

    Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Item 9 of Form 8-K.

    You can obtain any of our filings incorporated by reference into this prospectus from us or from the SEC on the SEC's website at the address listed above. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing or telephoning:

                              Mr. William S. Gorin
                         MFA Mortgage Investments, Inc.
                          350 Park Avenue, 21st Floor
                            New York, New York 10022
                                 (212) 207-6400

                                   APPENDIX I
                        SCHEDULE OF LARGE CASH PURCHASES

                         THRESHOLD PRICE
                           AND WAIVER          OPTIONAL CASH
                        DISCOUNT, IF ANY,   INVESTMENTS MUST BE    PRICING PERIOD       PRICING PERIOD
        YEAR             WILL BE SET BY         RECEIVED BY          START DATE         CONCLUSION DATE
---------------------  -------------------  -------------------  -------------------  -------------------
        2003               August 13            August 15            August 18            August 29
                          September 12         September 16         September 17         September 30
                           October 15           October 17           October 20           October 31
                          November 11          November 13          November 14          November 28
                          December 12          December 16          December 17          December 31

        2004               January 13           January 15           January 16           January 30
                          February 10          February 12          February 13          February 27
                            March 15             March 17             March 18             March 31
                            April 14             April 16             April 19             April 30
                             May 12               May 14               May 17               May 28
                            June 14              June 16              June 17              June 30
                            July 14              July 16              July 19              July 30
                           August 13            August 17            August 18            August 31
                          September 14         September 16         September 17         September 30
                           October 13           October 15           October 18           October 29
                          November 11          November 15          November 16          November 30
                          December 14          December 16          December 17          December 31

PRICING PERIODS ARE AT THE DISCRETION OF MFA MORTGAGE INVESTMENTS, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS PRICING PERIODS AND INVESTMENT DATES MAY VARY. MFA MORTGAGE INVESTMENTS, INC. MAY, AT ANY TIME OR FROM TIME TO TIME, ALTER OR AMEND THE INFORMATION SET FORTH IN THE ABOVE SCHEDULE OR SUPPLEMENT SUCH INFORMATION WITH ADDITIONAL PRICING PERIODS AFTER 2004. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT
(917) 320-6300.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses to be borne by the registrant in connection with the offerings described in this registration statement. All such expenses other than the SEC registration fee are estimates.

SEC registration fee........................................  $  2,487
Legal fees and expenses(1)..................................    50,000
Accounting fees and expenses(1).............................    15,000
Printing(1).................................................   100,000
Miscellaneous(1)............................................     5,000
                                                              --------
  Total.....................................................  $172,487

------------------------

(1) Estimated

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by the MGCL, Article Eighth, Paragraph (a)(5) of our Amended and Restated Articles of Incorporation provides for indemnification of our directors and officers of the Registrant, as follows:

    We may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation, or at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and
    (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the board of directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The board of directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

    Our Bylaws contain indemnification procedures that implement those of our Articles of Incorporation. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and was (i) committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

    As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of our Registrant's Articles of Incorporation provides for limitation of liability of our directors and officers of the Registrant as follows:

    To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

    The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such.

ITEM 16.  EXHIBITS.

    EXHIBIT                           DESCRIPTION
    -------   ------------------------------------------------------------
      3.1     Amended and Restated Articles of Incorporation of the
              registrant (incorporated herein by reference to Form 8-K,
              dated April 10, 1998, filed by the registrant pursuant to
              the Securities Exchange Act of 1934 (Commission File No.
              1-13991)).

      3.2 Articles of Amendment to the Amended and Restated Articles of Incorporation of the registrant, dated August 6, 2002
              (incorporated herein by reference to Form 8-K, dated August
              13, 2002, filed by the registrant pursuant to the Securities
              Exchange Act of 1934 (Commission File No. 1-13991)).

      3.3 Articles of Amendment to the Amended and Restated Articles of Incorporation of the registrant, dated August 16, 2002
              (incorporated herein by reference to Exhibit 3.3 of the Form
              10-Q, dated September 30, 2002, filed by the registrant pursuant to the Securities Exchange Act of 1934 (Commission
              File No. 1-13991)).

      3.4 Amended and Restated Bylaws of the registrant (incorporated herein by reference to the Form 8-K, dated August 13, 2002, filed by the registrant pursuant to the Securities Exchange
              Act of 1934 (Commission File No. 1-13991)).

      4.1     Specimen of Common Stock Certificate of Registrant
              (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4 dated February 12, 1998, filed by the Registrant pursuant to the Securities Act of 1933 (SEC File No. 333-46179)).

      5.1     Opinion of Clifford Chance US LLP.

      8.1     Opinion of Clifford Chance US LLP as to tax matters.

     23.1 Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1).

     23.2     Consent of PricewaterhouseCoopers LLP.

     24.1     Powers of Attorney.*

------------------------

*   previously filed

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 15th day of July 2003.

                                               MFA MORTGAGE INVESTMENTS, INC.

                                               By:  /s/ STEWART ZIMMERMAN
                                                    ------------------------------------------
                                                    Stewart Zimmerman, Chairman of the Board,
                                                    Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: July 15, 2003                    By:  /s/ STEWART ZIMMERMAN
                                            ------------------------------------------------
                                            Stewart Zimmerman, Chairman of the Board, Chief
                                            Executive Officer and President

Date: July 15, 2003                    By:  /s/ WILLIAM S. GORIN
                                            ------------------------------------------------
                                            William S. Gorin, Chief Financial Officer

Date: July 15, 2003                    By:
                                            ------------------------------------------------
                                            Stephen R. Blank, Director

Date: July 15, 2003                    By:  /s/ MICHAEL L. DAHIR*
                                            ------------------------------------------------
                                            Michael L. Dahir, Director

Date: July 15, 2003                    By:  /s/ ALAN GOSULE
                                            ------------------------------------------------
                                            Alan Gosule, Director

Date: July 15, 2003                    By:  /s/ GEORGE H. KRAUSS*
                                            ------------------------------------------------
                                            George H. Krauss, Director

Date: July 15, 2003                    By:  /s/ W. DAVID SCOTT*
                                            ------------------------------------------------
                                            W. David Scott, Director

*    By Stewart Zimmerman
     Attorney-in-fact

     /s/ STEWART ZIMMERMAN
     ------------------------
     Stewart Zimmerman